AGREEMENT FOR LOAN OF
                     SMALL CITIES DEVELOPMENT PROGRAM FUNDS

                                     PARTIES

         THIS AGREEMENT is made and entered into the 5th day of October, 1994, and renewed this 14th day of December 1999 by and between the CITY OF MANKATO (hereinafter called "City") and WINLAND ELECTRONICS, INC. (hereinafter called "Developer");

                                   BACKGROUND

         City has applied to the Minnesota Department of Trade and Economic Development for a Small Cities Development Program Grant and has received approval for said grant;

         A Grant Agreement (hereinafter called "Grant Agreement") between the Minnesota Department of Trade and Economic Development and the City has been executed which Grant Agreement requires that the Developer secure sufficient private financing and agree to loan terms with the City for Small Cities Development Grant funds used to assist in financing the Project;

         All parties to this Agreement agree to incorporate into this Agreement by reference said SCDP Grant Agreement, Grant No. CDAP 94-0105-H-FY95, as is fully set forth herein word for word;

                                    AGREEMENT

         It is agreed by and between the parties hereto as follows:

                                    ARTICLE I

                                   Definitions

         In this Agreement, unless a different meaning clearly appears from the context:

         "City" means City of Mankato.

         "Collateral" means a mortgage on the Development Property. "Developer" means Winland Electronics, Inc.

         "Development Property" means the real property described as Lots 4 and 5, Block 3, Eastwood Industrial Centre, except that part of Lot 5, Block Three, Eastwood Industrial Centre, according to the plat thereof on file and of record with the Blue Earth County Recorder, lying southerly of a line parallel with the distant 201.90 fee south of the north line of said Lot 5, Blue Earth County, Minnesota.

         "Grantor Agency" means Minnesota Department of Trade and Economic Development.

         "Grant Agreement" means Minnesota Department of Trade and Economic Development Grant Agreement No. CDAP 94-0105-H-FY95.

         "Lender" means the City of Mankato, which has made a separate loan to the Developer in the amount of $1,699,620.00.

         "Leverage Funds" means the funds provided by or for the account of the Developer pursuant to Article 2.

         "Project" means the loan of SCDP grant funds to Developer to assist in the construction of a 52,800 square foot commercial building in the City of Mankato's Eastwood Industrial Centre.

         "State" means the State of Minnesota.

         "SCDP" means Minnesota Small Cities Development Program.

                                    ARTICLE 2

                              Financing for Project

         Developer has secured from City a commitment for funds, which, when added to the funds to be provided under the SCDP, will enable Developer to complete the Project. Specifically, Developer estimates that the completion of the Project, including furniture, equipment, land acquisition, engineering, and all contingencies, will cost $3,060,893.00. This sum shall come from the following sources:

         (1) SCDP grant to City, which City will loan to Developer, in the sum of $500,000.00.
         (2) A loan directly from the City to Developer in the sum of $1,699,620.00.
         (3) Southeastern Minnesota Initiative Fund loan in the sum of $100,000.00.
         (4)      Tax Increment Financing in the sum of $235,380.00
         (5)      Developer Funds or Bank Financing in the sum of $525,893.00.

                                    ARTICLE 3

                         SCDP Loan Terms and Conditions

         1. Original Loan Terms. The principal amount of the loan of SCDP funds by the City to the Developer shall not exceed $500,000.00. The loan shall bear interest at a rate of four (4) percent per annum. Payments shall be monthly and shall be in a sum that would result in amortization of the loan over a period of twenty years. A balloon payment of all amounts then owing, however, will be due and payable at the end of five years. The loan terms may not be modified without prior written approval from the Grantor Agency.

         2. Prepayment. Prepayment of the loan may occur at any time during the loan without penalty.

         3. Assignment. The Developer will not sell the property or assign its rights or interests therein or its interest in this Loan Agreement, or any part thereof In the event the Developer sells, conveys, transfers, further mortgages or encumbers or disposes of the property, or any part thereof, or any interest therein, or agrees so to do, the Developer shall immediately pay all outstanding principal and accrued interest. This shall be in addition to any other remedies at law or equity available to the City.

         4. Termination. This Agreement shall automatically terminate without any notice to Developer (1) if the loan proceeds have not been disbursed to the Developer prior to December 31, 1994, or such later date as may be agreed upon between and among Borrower, Lender and Contractor; or (2) if a petition is filed by or against the Developer under the U.S. Bankruptcy Code, or if voluntary, such a petition is not dismissed within sixty (60) business days following such petition.

         5. Davis-Bacon. The $500,000 loan is for construction. A wage decision must be requested from the Grantor, as Davis-Bacon Labor Standards provisions would apply. If any of the equipment items financed in whole or in part with SCDP funds require more than an incidental amount of installation work, a wage decision must be requested from the Grantor, as Davis-Bacon Labor Standards provisions would apply to the total project. The following factors should be considered in determining whether the amount of the installation activity is more than incidental:

                  (a) the cost of the equipment itself, compared to the cost of its installation;

                  (b) the existence of a high absolute cost of installation (even if the equipment costs much more);

                  (c) the necessity for structural modification to house the equipment or widening of entrances to accommodate its installation; and

                  (d) the necessity for upgrading electrical wiring, etc.

         6. Non-Minnesota Construction Contracts. The Developer must comply with Minnesota Statute, 1989, ss.290.9705, by either:

                  (a) depositing with the State eight (8) percent of every payment made to non-Minnesota construction contractors where the contract exceeds $100,000; or

                  (b) receiving an exemption from this requirement from the Minnesota Department of Revenue.

         7. Lobbying. The Developer must not use SCDP funds to pay any person for influencing or attempting to influence an officer or employee of a federal agency, a member of Congress, an officer or employee of Congress, or any employee of a member of Congress in connection with the awarding of any federal contract, the making of a federal grant, the making of a federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement. If the grantee uses non-federal funds to conduct any of the aforementioned activities, the grantee must complete and submit Standard Form LLL, "Disclosure Form to Report Lobbying."

                                    ARTICLE 4

                             Default and Collateral

         1. Default. The Developer shall be in default under this Agreement upon the happening of any of the following events:

                  (a) nonpayment, when due, of any amount payable on SCDP loan or failure to observe, or perform any terms thereof-, provided such nonpayment is not remedied within ten (10) business days after written notice thereof by either the Developer or the City;

                  (b) if Developer is in breach of any material respect of any obligation or agreement of the Developer under this Agreement, provided Developer remains in breach in any material respect for thirty (30) business days after written notice thereof to the Developer by the City; provided, however, that if such breach shall reasonably be incapable of being cured within such thirty (30) business days after notice, and if Developer commences and diligently prosecutes the appropriate steps to cure such breach, no default shall exist so long as Developer is proceeding to cure such breach;

                  (c) if any material covenant, warranty or representation of Developer shall prove to be untrue in any material respect, provided such covenant, warranty or representation of Developer remains untrue in any material respect for thirty (30) business days after written notice thereof to the Developer by the City; provided, however, that if such untruth shall reasonable be incapable of being corrected within such thirty (30) business days after notice, and if Developer commences and diligently prosecutes the appropriate steps to correct such untruth, no default shall exist so long as Developer is so proceeding to correct such untruth;

                  (d) if the Developer becomes insolvent or generally unable to pay debts as they mature or makes an assignment for the benefit of creditors, provided such insolvency or general inability to pay is not remedied within sixty (60) business days after written notice thereof by either Developer or the City;

                  (e) entry of a final judgment against Developer which such judgment the City reasonably deems will have a material, adverse impact on Developer's ability to comply with its obligations under this Agreement;

                  (f) transfer by the Developer of any part of the Collateral to any entity other than a wholly-owned subsidiary of Developer provided such is not approved in writing by the City;

                  (g) merger or consolidation where such merger or consolidation is not approved in writing by the City, which approval will not be unreasonably withheld; or

                  (h) loss, theft, substantial damage, destruction or encumbrance of any of the Collateral, provided that such is not remedied within sixty (60) business days after written notice thereof by either Developer or the City (including, without limitation, by a pledge of insurance proceeds or by substitute Collateral satisfactory to the City).

         2.       Remedies Upon Default.

                  (a) In the event of a default and the failure to cure it in the time allotted thereof (or to commence and diligently proceed to cure such default if reasonable incapable of being cured within the time allotted thereof), the City shall have the right at its option and without demand or notice, to declare all or any part of the loan immediately due and payable, and in addition to the rights and remedies granted hereby, the City shall have all of the rights and remedies under the Uniform Commercial Code or any applicable law.

                  (b) Developer agrees in the event of a default and the failure to cure it in the time allotted therefor, to make the Collateral available to the City. In the event of any lawsuit under this Agreement, reasonable attorney's fees and costs will be awarded to the prevailing party. If any notice of sale, disposition or other intended action by the City is required by law to be given to Developer at the it shall be given not less than fifteen (15) days before such sale, disposition or other intended action. Waiver of and default hereunder by the City shall not be a waiver of any other default or of the same default on a later occasion. No delays or failure by the City to exercise any right or remedy shall be a waiver of such right or remedy and no single or partial exercise by the City of any right or remedy shall preclude other or further exercise thereof of the exercise of any other right or remedy at any other time.

         3. Collateral. The Developer shall grant to the City a mortgage on the Development Property according to the terms of the mortgage instrument between the Developer and the City.

                                    ARTICLE 5

                          Loan Disbursement Provisions

         1. Payment Requisition Documentation and Format. Loan disbursements shall be for construction costs in the amount of $500,000.00 from SCDP funds. The loan funds for construction may be disbursed to the Developer only after the City has received from the Developer invoices for construction costs and only on a cost-sharing ration of 16.34% loan funds to 83.66% other funds.

         2. Provision of Evidentiary Materials. No disbursements of loan funds shall be made until all evidentiary materials required by the Grantor Agency have been submitted and approved by the Grantor Agency.

         3. Project Time Frame (Schedule). The time frame outlined in the SCDP application pertaining to the Project shall be met by the Developer.

         4. Permanent Loan Terms. The permanent SCDP loan of $500,000.00 shall be for a term of ten (10) years, but with payments in a sum that would amortize the loan over fifteen (15) years, with a balloon payment due at the end of ten
(10) years, commencing not later than January 1, 1995. The interest rate shall be four (4) percent per annum for the 120 months of the loan period.

         5. Loan Repayment Schedule. Repayment of the principal sum together with accrued interest, shall be made in monthly installments, commencing January 1, 1995, in the amount of $3,029.90, and shall continue to be made in the amount of $3,029.90 on the first day of each month thereafter until February 1, 2000, when the payment shall increase to $3,698.44 on the first day of each month beginning in February 2000, and continuing until January 1, 2005, at which time the entire outstanding principal balance, along with interest accrued thereon until the date of payment shall become due and payable in full. Developer understands that this will be a balloon payment. The total monthly payment amount due from Developer to Lender will include the amount necessary to amortize the additional loan amount being provided by Lender of $1,699,620.00 and renegotiated at an outstanding principal balance of $1,321,913.59.

         6. Leveraged Funds. The leveraged funds described in the SCDP application must be used for the same purposes and under the same terms, rates, and conditions as specified unless prior written consent is received from the Grantor Agency.

                                    ARTICLE 6

                  Provision of Evidentiary Material Requirement

         1. Provision of Evidentiary Materials. The Developer shall agree to provide to the City all evidentiary materials according to the format and timetable cited in the Grant Agreement. The City will for-ward said materials to the Grantor Agency and assist in expediting reviews leading to a release of SCDP funds.

         2. Documentation of Use of Funds. The Developer must provide the City with necessary documentation that the SCDP loan proceeds and leveraged funds have been used for the items and purposes stated in the SCDP application, prior to submitting the final progress report and requesting grant closeout from the Grantor Agency.

         3. The Developer must document that equipment items purchased with SCDP loan funds are of reasonable cost, in accordance with OMB Circular A-87.

                                    ARTICLE 7

                         Provision of New Permanent Jobs

         1. Employment Objective. The Developer agrees to take affirmative action to ensure that 85 new permanent jobs will be created by the Project, of which, at a minimum, 51% shall be held by low and moderate income individuals. The Developer agrees that the above job requirements shall be completed December 31, 1996. These requirements were completed as of the December 14 , 1999, renegotiation.

         2. Employment Documentation. The Developer shall complete and provide to the City notification of employment semi-annually of hiring each new employee. This notification requirement will not be necessary after December 31, 1996, provided the employment objective set forth above has been met. In addition, the Developer agrees to provide verification that jobs are available to persons of low and moderate income by documenting that once the jobs are filled, at least 51% of the persons hired are of low and moderate income families, as per Section 8 income guidelines.

         3. Job Creation Documentation. The grantee must include job creation information in each semi-annual progress report. This information shall be provided by the Developer and must include:

                  (a)      jobs created
                  (b)      job title per job
                  (c)      date employees hired

         4. First Source Employment Referral Agreement. Developer agrees to list any vacant or new positions with the job services of the Commissioner of Job Services or a local service unit operated by a county or counties operating under a joint powers agreement, one or more cities of the first class operating under a joint powers agreement, or a city of the first class.

                                    ARTICLE 8

         Provision of Monitoring Information Related to Project Progress

         The Developer shall agree to provide to the City information for incorporation into progress reports, as required by the Grantor Agency and as needed by the City, to monitor Project implementation for compliance with grantor and local guidelines.

                                    ARTICLE 9

                                Nondiscrimination

         The provisions of Minnesota Statutes, Section 181.59, which relate to civil rights and discrimination, shall be considered a part of this Agreement as though wholly set forth herein.

                                   ARTICLE 10

           Developer's Acknowledgments, Representations, and Warrants

         1. Acknowledgements. The Developer acknowledges that the City, in order to obtain funds for part of the City's activities in connection with the Project, has applied for a Small Cities Development Program Grant (the "Grant") to the Commissioner of the Minnesota Department of Trade and Economic Development (the "Commissioner") under the Small Cities Development Program, Community Development Division, and that the City will be entering into the Grant Agreement with the Commissioner setting forth the terms, conditions, and requirements as to the Grant.

         The Developer further acknowledges that the Developer has made certain representations and statements as to those activities of the Project to be carried out and completed by the Developer which were contained in and made part of the application for the Grant and that the Developer is designated and identified under the Grant Agreement.

         A copy of the Grant Agreement shall be on file in the offices of the City's Community Development Department. In the event any provision of this Agreement relating to the Developer's obligations hereunder shall be inconsistent with the provisions of the Grant Agreement relating to the Developer's activities thereunder, the provisions of the Grant Agreement shall prevail.

         The Developer acknowledges that nothing contained in the Grant Agreement or this Agreement, nor any act of the Commissioner or the City shall be deemed or construed to create any relationship or third-party beneficiary, principal and agent, limited or general partnership, or joint venture, or of any association or relationship involving the Commissioner.

         2. Representations and Warranties. Developer warrants and represents, in connection with the Grant and for the benefit of the Commissioner and the City, that:

                  (a) The representations, statements, and other matters provided by the Developer relating to those activities of the Project to be completed by the Developer, which were contained in the application for the Grant, were true and complete in all material respects as of the date of submission to the City and that such representations, statements, and other matters are true as of the date of this Agreement.

                  (b) To the best of the Developer's knowledge, no member, officer, or employee of the City or its designees or agents, no consultant, member of the governing body of the City, and no other public official of the City, who exercises or has exercised any functions or responsibilities with respect to the Project during his or her tenure shall have any interest, direct or indirect, in any contract or subcontract, or the proceeds thereof, for work to be performed in connection with the Project or in any activity, or benefit therefrom, which is part of this Project.

                  (c) The Developer acknowledges that the Commissioner, in selecting the City as recipient of the Grant, relied in material part upon the assured completion of the Project to be carried out by the Developer, and the Developer assures the City that said Project will be carried out by the Developer.

                  (d) The Developer warrants that to the best of its knowledge, it has obtained all federal, state, and local governmental approvals, reviews, and permits required by law to be obtained in connection with the Project.

                  (e) The Developer warrants that it shall keep and maintain books, records, and other documents relating directly to the receipt and disbursements of SCDP loan proceeds and that any duly authorized representative of the Commissioner shall, at all reasonable times, have access to and the right to inspect, copy, audit, and examine all such books, records, and other documents of the Developer until the completion of all closeout procedures respecting the SCDP loan and the final settlement and conclusion of all issues arising out of this loan.

                  (f) The Developer warrants that no transfer of SCDP loan proceeds by the City to the Developer shall be or be deemed an assignment of the loan proceeds and the Developer shall neither succeed to any rights, benefits, or advantages of the City under the Grant Agreement, nor attain any right, privileges, authorities, or interests in or under the Grant Agreement.

                  (g) The Developer warrants that it has fully complied with all applicable state and federal laws pertaining to its business and will continue said compliance throughout the terms of this Agreement. If, at any time, notice of noncompliance is received by the Developer, it agrees to take any necessary action to comply with the State or Federal law in question.

                                   ARTICLE 11

                            Other Special Conditions

         1. Antitrust. Developer hereby assigns to the State of Minnesota any and all claims for overcharges as to goods and/or services provided in connection with this contract resulting from antitrust violations which arise under the antitrust laws of the United States and the antitrust laws of the State of Minnesota.

         2. Workers' Compensation Insurance. Developer has obtained workers' compensation insurance as required by Minnesota Statutes, 1982, Section 176.181, Subd. 2. Developer's workers' compensation insurance information is as follows:

               (a)      Company Name: State Fund Mutual
               (b)      Policy Number: 002789.209
               (c)      Local Agency: Jack Hero, 7500 Flying Cloud Drive, #835,
                                      Eden Prairie, MN 55344

         3. Business With the State of Minnesota/State Tax Laws. Notice to Developer. You are required by Minnesota Statutes, 1982, Section 270.66, to provide your Minnesota tax identification number if you do business with the State of Minnesota. This information may be used in the enforcement of Federal and State tax laws. Supplying these numbers could result in an action to require you to file State tax returns and pay delinquent State tax liabilities. This contract will not be approved unless these numbers are provided. These numbers will be available to Federal and State tax authorities and State personnel involved in the payment of State obligations.

         Minnesota Tax ID:          6997761
         Federal Employer ID:       41-0992135

         IN WITNESS WHEREOF, the City has caused this Agreement to be duly executed in its name and behalf and the Developer has caused this Agreement to be duly executed in its name and behalf as of the date first above written.

Subscribed and sworn to before me CITY OF MANKATO, MINNESOTA, this 14th day of December, 1999.


/s/ Ranae Distad                              By: /s/
Notary Public                                 Its City Manager


Subscribed and sworn to before me WINLAND ELECTRONICS, INC. this 14th day of December, 1999.


/s/ Jodi Tuchek                               By: /s/ W. K. Hankins
Notary Public                                 Its Chairman and CEO